Exhibit 99

Dillard’s Celebrates Long Standing Partnership with Ronald McDonald House Charities®

LITTLE ROCK, Ark.--(BUSINESS WIRE)--January 14, 2009--Dillard’s (NYSE: DDS) announced today that it has made a significant contribution of over $700,000 to Ronald McDonald House Charities (RMHC®). This donation was made possible through the sale of Dillard’s exclusive Southern Living Christmas Cookbook and charity wristbands with the words “KIDS MATTER: Ronald McDonald House Charities.”

Dillard’s credits the success of this campaign to their outstanding customers who generously supported this effort. Profits from the sale of both items will benefit local houses operated by Ronald McDonald House Charities® in Dillard’s markets.

With this year’s contribution, Dillard’s has donated over $4.5 million to Ronald McDonald Houses over the past 15 years. Denise Mahaffy, Vice President of Marketing for Dillard’s, said, “Partnering with Ronald McDonald House Charities gives all of us at Dillard’s an enormous sense of pride. We are honored to support the Ronald McDonald Houses in our communities.”

Marty Coyne, Vice-President of Ronald McDonald House Charities, said, “We are so thankful to Dillard’s for being a great partner and for their continued support of Ronald McDonald House Charities over these many years.”

About Ronald McDonald House Charities®

Ronald McDonald House Charities, a non-profit 501(c)3 corporation, creates, funds and supports programs that directly improve the health and well being of children. Its programs are grassroots-driven to enable the Charity to offer help where children need it most - right in their own communities. RMHC makes an immediate, positive impact on children's lives through its global network of local Chapters in nearly 50 countries and its three core programs: the Ronald McDonald House®, Ronald McDonald Family Room and Ronald McDonald Care Mobile. RMHC and its global network of local Chapters have awarded more than $440 million in grants and program services to children's programs around the world. For more information, visit www.rmhc.org.

About Dillard’s

Dillard's, Inc. ranks among the nation's largest fashion apparel and home furnishings retailers with annual revenues exceeding $7.3 billion. The Company focuses on delivering maximum fashion and value to its shoppers by offering compelling apparel and home selections complemented by exceptional customer care. Dillard's stores offer a broad selection of merchandise and feature products from both national and exclusive brand sources. The Company operates 324 Dillard's locations spanning 29 states, all with one nameplate - Dillard's. For more information, visit www.dillards.com or call 1-800-345-5273.

CONTACT:
Dillard's, Inc
Julie J. Bull, 501-376-5965